Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2010 Financial Results

  Q2 FY 2010 Earnings Per Share
    GAAP of $0.39 (63% Increase over Prior Year)
    Non-GAAP: $0.41 (20% Increase over Prior Year)
  Fiscal 2010 Earnings Guidance Increased to $1.23 - $1.32 Per Share (35% - 45% Growth)
  Reaffirm FY 2010 Revenue Guidance of $620 Million to $640 Million (19% - 26% Growth in the Second Half of FY 2010)
  Record Backlog of $240 Million

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 27, 2010--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the second quarter ended December 31, 2009.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We have again demonstrated significantly improved earnings and strong free cash flow, as well as improved margins in each of our divisions. These achievements are the direct result of our initiatives to improve our overall operating efficiencies. With outstanding bookings and a record backlog, we are poised for significant sales and earnings growth in the second half of our fiscal year.”

The Company reported revenues of $150.6 million for the second quarter of fiscal 2010, a decrease of 5% as compared to the same period a year ago. Net income for the second quarter of fiscal 2010 was $7.0 million, or $0.39 per diluted share, compared to net income of $4.2 million, or $0.24 per diluted share, for the second quarter of fiscal 2009.

For the six months ended December 31, 2009, the Company reported revenues of $284.4 million, a decrease of 7% as compared to the same period a year ago. Net income for the six months ended December 31, 2009 was $9.5 million, or $0.53 per diluted share, compared to net income of $4.3 million, or $0.24 per diluted share, for the six months ended December 31, 2008.

Excluding the impact of restructuring and other charges, net income for the second quarter of fiscal 2010 would have been approximately $7.4 million or $0.41 per diluted share compared to a net income of $6.0 million or $0.34 per diluted share for the second quarter of fiscal 2009 and net income for the first half of fiscal 2010 would have been approximately $9.9 million or $0.56 per diluted share compared to a net income of $6.7 million or $0.37 per diluted share for the first half of fiscal 2009. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

As of December 31, 2009, the Company’s backlog was $240 million compared to $203 million as of June 30, 2009, an increase of 18%. During the three and six months ended December 31, 2009, the Company generated cash flow from operations of $12.9 million and $23.4 million, respectively.

Mr. Chopra continued, "Our Security division is well positioned to achieve significant operating margin expansion. With an expanded set of customers and product offerings we generated strong bookings which lead to a record Security division backlog of $164 million, a 41% increase since the beginning of the fiscal year. Major recent contract wins including a Screening Solution agreement with the Puerto Rico Ports Authority, which for the Company is a first-of-its-kind turnkey cargo scanning solution for port security and a $35 million order to construct baggage handling systems and install integrated baggage screening equipment at multiple Mexican airports demonstrate our diversified capabilities. In addition, we expect to benefit from the recent announcements by the TSA and other international authorities to expand the use of full body scanners at airport security checkpoints. We are currently fulfilling the initial order quantities from the $173 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract with the TSA, which is for multiple units of the Rapiscan Secure 1000 Single Pose advanced checkpoint security screening system.”

Mr. Chopra concluded, “Our Healthcare division achieved an operating profit of $6.0 million, or an 11% operating margin, during the quarter, a significant increase over the second quarter of fiscal 2009, in spite of 4% lower revenues. Although the climate for our Healthcare division has improved, it continues to be a challenging environment. To leverage our new product introductions in the Healthcare segment, we are expanding sales efforts by increasing our presence at small-to-medium sized hospitals and outpatient surgery centers in the U.S. As demonstrated by this quarter’s results, we are well-positioned to experience strong operating margins as top line growth returns to the Healthcare segment."

Fiscal Year 2010 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its fiscal 2010 earnings guidance and expects earnings per diluted share to increase at a rate of 35% - 45% to between $1.23 to $1.32, excluding the impact of restructuring and other non-recurring charges. In addition, the Company is reiterating its annual revenue guidance of $620 million to $640 million with growth in second half revenues of the fiscal year led by the Company’s Security division.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2010. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until February 10, 2010. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘55924741’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash, that strong sales by its Security division will continue to occur in the future, or that cost-cutting measures in its Healthcare division will ultimately prove beneficial. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Revenue	$159,042	$150,621	$307,203	$284,382
Cost of goods sold	104,623	94,256	203,149	183,550
Gross profit	54,419	56,365	104,054	100,832

Operating expenses:
Selling, general and administrative	35,727	34,610	73,268	66,890
Research and development	8,669	10,353	18,882	18,342
Restructuring and other charges	2,798	607	3,599	607
Total operating expenses	47,194	45,570	95,749	85,839
Income from operations	7,225	10,795	8,305	14,993
Interest expense and other, net	(863)	(784)	(1,758)	(1,389)
Income before income taxes	6,362	10,011	6,547	13,604
Income tax expense	2,200	3,059	2,253	4,142
Net income	$4,162	$6,952	$4,294	$9,462
Diluted income per share	$0.24	$0.39	$0.24	$0.53
Weighted average shares outstanding – diluted	17,558	18,014	17,765	17,906
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2009	2009
Assets
Cash and cash equivalents	$25,172	$27,568
Accounts receivable, net	110,453	117,134
Inventories	150,763	128,884
Other current assets	36,855	38,479
Total current assets	323,243	312,065
Non-current assets	151,585	161,047
Total Assets	$474,828	$473,112
Liabilities and Stockholders' Equity
Bank lines of credit	$4,000	$-
Current portion of long-term debt	8,557	7,572
Accounts payable and accrued expenses	68,813	55,222
Other current liabilities	54,265	58,144
Total current liabilities	135,635	120,938
Long-term debt	39,803	30,938
Other long-term liabilities	23,390	29,463
Total liabilities	198,828	181,339
Total shareholders’ equity	276,000	291,773
Total Liabilities and Equity	$474,828	$473,112

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Revenues – by Segment Group:
Security Group	$67,067	$59,092	$125,752	$106,427
Healthcare Group	59,695	57,048	114,522	104,010
Optoelectronics and Manufacturing Group including intersegment revenues	44,745	43,663	89,626	89,454
Intersegment revenues elimination	(12,465)	(9,182)	(22,697)	(15,509)
Total	$159,042	$150,621	$307,203	$284,382

Operating income (loss) – by Segment Group:
Security Group	$4,846	$4,134	$7,894	$6,102
Healthcare Group	2,285	5,808	460	7,303
Optoelectronics and Manufacturing Group	3,195	3,257	7,057	6,718
Corporate	(2,712)	(2,689)	(6,896)	(5,969)
Eliminations	(389)	285	(210)	839
Total	$7,225	$10,795	$8,305	$14,993

CONTACT:
OSI Systems, Inc.
Jeremy Norton
Vice President, Investor Relations
310-349-2372
jnorton@osi-systems.com